Exhibit 99.1

September 10, 2007

Mr. Steven Gruber
Chairman of the Board
American Skiing Company
136 Heber Avenue
Suite 303
Park City, UT 84060

Dear Mr. Gruber:

On July 28, 2007, I wrote to you to express the interest of Vail Resorts, Inc. (“Vail”) in acquiring ASC Utah, Inc. (“ASCU”).  I am again writing to you to express our continuing interest in such an acquisition and to offer you an increased acquisition price designed to fully repay the preferred stockholders of American Skiing Company (“ASC”) and to provide the common stockholders of ASC with an opportunity to participate in the proceeds of such a sale.

As an indication of our interest in an acquisition of ASCU and our desire to close such an acquisition in an expeditious manner that would allow a timely and efficient transition of The Canyons to Vail, we are hereby supplementing our previous offer, as follows:

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Purchase price for ASCU of $110 million in cash plus a 30% interest in the net cash flow to Vail arising from the ownership and development of the real estate development rights held by ASCU (“ASCU Rights”).  We currently estimate that such 30% interest could produce up to $650 million in incremental cash for ASC through 2020 and are providing the details of the calculation of such payments (the “Deferred Real Estate Purchase Price”) under separate cover.

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Full acceptance by Vail of the purchase agreement (the “Talisker Agreement”) entered into between ASC and Talisker Canyons Finance Company LLC and Talisker Corp. (together, “Talisker”), other than certain modifications to reflect our new offer and the current estimated timing of the transaction.  This would include our willingness to provide the same indemnity being provided by Talisker and to put up the same deposit with the same conditions as provided for in the Talisker Agreement.  We will be providing a new purchase agreement (the “Vail Agreement”) under separate cover, that reflects these minor changes and which we would be prepared to execute once you are free to do so.

We believe this offer represents a very substantial improvement to ASC and its common and preferred stockholders over the Talisker Agreement for the following reasons:

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The Vail Agreement will provide an additional $10 million in up front cash payment over the Talisker Agreement cash price and the same indemnity protections, albeit from an entity with a significantly higher market capitalization ($2.1 billion) than the $100 million representation made by Talisker in the Talisker Agreement.

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The Vail Agreement will also provide significant future upside potential.  Estimates of the total future net real estate development profits from the ASCU Rights range from $2.0 billion to $2.5 billion through 2020, of which up to $650 million would be payable as the Deferred Real Estate Purchase Price.

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The Deferred Real Estate Purchase Price provides ASC with the potential to completely pay off its existing preferred stock and offer a material recovery to its common shareholders.  We understand that ASC is currently in the process of liquidation.  We would be prepared to work with you to either adjust the ASC liquidation plan or alter the terms of the Deferred Real Estate Purchase Price to provide for an efficient mechanism for all ASC stockholders to receive future pay outs.

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The Talisker Agreement is conditioned (as is the Vail Agreement) upon receiving the consent of Wolf Mountain Resorts, LC (“Wolf”) pursuant to the terms of the Ground Lease, dated July 3, 1997, by and between Wolf and ASCU (the “Ground Lease”).  Pursuant to the terms of the Ground Lease, Wolf is required to provide that consent if the new owner of ASCU has the “financial condition and operating capability and experience reasonably adequate to operate the premises in a manner consistent with other comparably sized ski resorts in the United States.”  Talisker has never operated a ski resort and Wolf has already manifested its lack of intention to consent to the Talisker Agreement, having filed a complaint in U.S. District Court asking the Court to declare that it would not be unreasonable for Wolf to withhold its consent to the Talisker Agreement and telling the Park City, Utah newspaper, the Park Record, that “Talisker lacks any operating capability to adequately run The Canyons professionally, safely and in a manner consistent with other ski resorts of The Canyons' size”.  To the contrary in the case of Vail, Mr. Griswold, the principal of Wolf, has indicated his willingness to provide his consent to a transfer of ASCU, if the new purchaser were a world class operator and, more recently, has made comments in the Park Record, indicating that he “chose Vail to operate The Canyons because Talisker lacks experience running ski resorts”.  Vail is the premier mountain resort operator in the world, with both industry leading operating experience and significant financial where-with-all.  As such, we believe a transaction with Vail offers a very high likelihood of obtaining this required consent.

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In addition to our outstanding track record at operating mountain resorts, Vail also has significant real estate development expertise, with some of the most prestigious mountain resort projects anywhere in North America.  In addition, maximizing the value of the Canyons real estate will require significant investments in snowmaking, lift access and other mountain infrastructure, which will require the technical expertise and track record of an experienced operator.  We believe the ASC stockholders would be very well served with Vail overseeing the future real estate development at the Canyons and they would share in the future upside of our efforts through the Deferred Real Estate Purchase Price.

We are prepared to meet with you immediately to begin working together to bringing this transaction to conclusion for the benefit of ASC and all of its stockholders.

Very truly yours,

/s/ Robert Katz

Robert Katz
Chief Executive Officer
Vail Resorts, Inc.